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                 HARBINGER INTENDS TO VIGOROUSLY DEFEND LAW SUIT

         ATLANTA, GA - SEPTEMBER 17, 1999 - Harbinger Corporation (NASDAQ:HRBC), a worldwide supplier of Electronic Commerce software, services and solutions, announced today that a shareholder class action has been filed in the United States District Court for the District of Georgia against the Company and certain of its current and former officers and directors. The Company believes that the action is without merit and intends to defend it vigorously.

         "I have reviewed the Complaint," said C. Tycho Howle, Harbinger Chairman and Chief Executive Officer. "None of the allegations suggest that the Company did anything wrong. All of the statements made by the Company in the relevant period were true. I have provided a few additional comments on the suit in a letter to employees and shareholders in the Investor Relations section of our Web site at www.harbinger.com."

Harbinger Corporation is a leading worldwide provider of business-to-business Electronic Commerce software, services and solutions. The company maximizes its customers' business potential with comprehensive, scalable E-Commerce solutions that help streamline operations, increase profitability and build electronic trading communities. Harbinger's objective is to serve more customers using Internet Protocols (IP) than any other provider and to establish HARBINGER.NETSM as the preferred transaction portal for E-Commerce information and mission-critical, business-to-business E-Commerce transactions. Headquartered in Atlanta, Georgia, Harbinger provides worldwide support to its customer community from multiple International operations facilities. For more corporate information, go to www.harbinger.com. Access Harbinger's online EC Resource Center and other network services at www.harbinger.net.

         This letter contains statements which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of Harbinger Corporation and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that litigation includes certain inherent risks and the outcome can not be predicted with certainty. Important factors currently know to management that could cause actual results to differ materially from those in forward-looking statements include misapprehension of the pertinent facts or applicable law by courts or jurors, evidentiary rulings, inability to present evidence at trial and other factors beyond the control of the litigants. Additional factors are set forth in the Safe Harbor Compliance Statement for Forward-Looking Statements included as Exhibit 99.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1998. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

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Harbinger and the Harbinger logo are registered trademarks, and harbinger.net is a service mark of Harbinger Corporation or its subsidiaries. All other company and product names referenced herein are registered trademarks or trademarks of their respective owners.